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                                                              EXHIBIT 10.31

                                 FIRST AMENDMENT

                                       TO

                   AGREEMENT FOR THE SALE AND PURCHASE OF COKE

         This First Amendment to Agreement for the Sale and Purchase of Coke (this "Amendment") is entered into as of the 11th day of April, 1996, effective as of March 1, 1996 between GENEVA STEEL COMPANY, a Utah corporation ("Buyer") and OXBOW CARBON AND MINERALS, INC., a Delaware corporation formerly doing business as Pacific Basin Resources ("Seller").

                                    Recitals:

         A. Buyer and Seller entered into a certain Agreement for the Sale and Purchase of Coke dated April 29, 1994, effective as of January 1, 1994 (the "Agreement"), wherein Seller agreed to provide certain Coke, as defined in the Agreement, for use in Buyer's blast furnaces located at the Geneva Steel Mill located in Vineyard, Utah.

         B. The parties desire to amend the Agreement to provide for the consignment of such Coke on a vessel-by-vessel basis prior to any purchase by Buyer.

                                   Agreement:

         NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree to amend the Agreement as follows:

         1. Definitions. The capitalized terms used in this Amendment shall have the same meanings ascribed to such terms in the Agreement.

         2. Price. The first paragraph of Section 3 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                  3. Price. Subject to Sections 15 and 31 hereof, during the Term or any extension thereof, the purchase price (the "Purchase Price") for Coke purchased by Buyer hereunder _______________________. As used herein, the term "inventory cost" means the sum of (a) the ________, as hereinafter defined, of each ton of Coke removed by Buyer from any Pile, determined on a first Vessel in - first Vessel out basis (without regard to which Pile from which a particular ton is removed), plus (b) the ________ per net ton applicable to such purchased Coke, plus (c) a ___________ (the "__________"), which _____________ shall be calculated as follows:

                      Consignment Fee = ___________________
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                  Where:   ________________________________
                           ________________________________
                           ________________________________


                  As used herein, the term "Vessel Price" means the price, ex ship at the Levin Richmond Terminal Corporation terminals in Richmond, California, U.S.A. (or the terminal of such other services company in the San Francisco, California area or such other port as may be mutually agreed upon by Buyer and Seller) (the "Destination Port"), as such price is applicable to a Vessel on the date on which the Coke was shipped to the Destination Port, for each ton of Coke sold pursuant to this Agreement. The Vessel Price for each Vessel shall be determined in accordance with the following provisions of this
                  Section 3. As used herein, the term (a) "LIBOR Rate" means the three-month London Interbank Offered Rate as of the date of adjustment, as published on the Adjustment Date, as hereinafter defined, in the Money Rates section of the Wall Street Journal, and (b) "Adjustment Date" means March 1, 1997 and the first day of the month occurring each six (6) months thereafter.

            3. Vessel Price. The term "Purchase Price" as used in Sections 3.1, 3.2, 3.4, 3.6, 6.1.1, and 15 of the Agreement is hereby changed to be "Vessel Price" in each place it occurs.

            4. Vessel Price for Third Contract Year. Section 3.3. of the Agreement is hereby deleted and the following substituted in lieu thereof:

                  For the third Contract Year, effective as of the first day of such third Contract Year, the Vessel Price shall be ___________ per ton of Coke.

            5. Purchase Price All Inclusive. Section 3.5 of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  The Purchase Price for each Contract Year includes all costs and expenses required for Seller to deliver the Coke to Buyer at the Geneva Steel Mill except Buyer shall pay any Destination Port off-loading charges as provided in Section 5 hereof, the railroad freight charges to transport Coke from the Destination Port to the Geneva Steel Mill, and any applicable sales and use taxes relating to each ton of Coke purchased by Buyer hereunder. Subject to the foregoing, the Purchase Price includes all other costs, insurance, freight, costs of capital, fees, taxes, assessments, tariffs, excises, special and general duties, custom brokerage charges, costs incurred to comply with any applicable international, federal, state and local laws and regulations


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                  applicable to the sale of Coke at the Piles, and all other items that are the responsibility of Seller pursuant to this Agreement.

           6. Billing and Payment. Section 4 of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  4. Billing and Payment. Seller shall invoice Buyer for each ton of Coke sold hereunder as follows:

                           4.1 Summary of Coke Purchases. On each business day
                  during the Term, commencing on the date Buyer first removes Coke from a Pile after March 1, 1996, Buyer shall provide to Seller a written summary (the "Summary") of the quantity of Coke that Buyer purchased for use during the period from and including the prior business day. Each Summary shall specify the quantity of Coke purchased, the dates of purchase, and a detailed calculation of the Purchase Price. As used herein, the term "business day" means Monday through Friday excluding federal and state holidays observed in the State of Utah.

                           4.2 Payment based on Summary. Concurrently with the
                  delivery of such Summary to Seller, Buyer shall pay to Seller by wire transfer remittance the Purchase Price applicable to the Coke identified in such Summary, less any penalties applicable thereto pursuant to Section 8.3 hereof. The parties intend the transfer of Coke and the payment therefor, as described herein, to be a contemporary exchange for new value given. The parties believe that the payment arrangements established herein provide for an exchange that is substantially contemporaneous and that the time between transfer and payment represents the shortest commercially practicable time for the parties to establish the quantities of Coke transferred. The parties believe that the sale and purchase of Coke contemplated herein, and the payments therefor, are being made in the ordinary course of business of the parties hereto, according to ordinary business terms.

            7. Shipment. The following is added at the end of Section 5.1 of the
Agreement:

                  Seller and Buyer shall mutually agree on the shipping schedule for all Vessels hereunder.

            8. Shipment Documentation. The following is added as new Section 5.4 to the Agreement:

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                  5.4 Shipment Documentation. Promptly after shipment from the
                  Loading Port, Seller shall provide to Buyer bills of lading, the draft survey reports contemplated by Section 7 hereof and the analyses of the Coke pursuant to Section 9 hereof. Seller shall provide to Buyer by facsimile a legible copy of each bill of lading as soon as practicable after a shipment is loaded on a Vessel for delivery to the Destination Port.

            9. Possession and Acceptance of Coke. The following is added as new Section 5.5 of the Agreement:

                  5.5 Possession and Acceptance of Coke. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to the shipment, delivery and purchase of Coke pursuant to this Agreement commencing March 1, 1996:

                           5.5.1 Unloading and Transportation of Seller's Coke.
                  Except as provided in Section 5.5.8 hereof, Buyer shall arrange for the off-loading of each Vessel at the Destination Port and the transportation of such Coke to the Geneva Steel Mill where Buyer shall hold, and use commercially reasonable efforts to care for, the Coke as the property of Seller. At all times prior to its sale to Buyer under this Agreement, the Coke shall be subject to and under the direction and control of Seller. In the event of a loss or other claim that is the responsibility of the Destination Port or the railroad under their respective contracts, Buyer, at the sole cost and expense of Seller, shall use commercially reasonable efforts to recover the amount of such loss or claim from such companies; provided, however, that Buyer shall have the right to assign to Seller any claim it may have against the Destination Port and thereafter be relieved of any responsibility to pursue such claim on Seller's behalf. Buyer shall have no obligation to pursue any claim that it determines in good faith is not likely of being recovered.

                           5.5.2    Inventory Piles; Point of Sale.

                                    5.5.2.1 Subject to Section 18 hereof, Coke belonging to Seller and delivered to the Geneva Steel Mill shall be segregated into and maintained by Buyer as separate piles (each a "Pile") but each Pile may contain Coke from one or more Vessels. Each Pile shall be identified as containing Coke owned by Seller by a sign to be installed and maintained by Buyer. Unless otherwise agreed in writing by Buyer and Seller, (a) subject to the provisions of this Section 5.5.2.1, Seller shall maintain at least ________ tons of Coke in the Piles, and (b) Seller shall use commercially reasonable efforts to ensure that


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                                    not more than _________ tons of Coke, in the
                                    aggregate, are maintained in storage at the Destination Port, in transit from the Destination Port to the Geneva Steel Mill and in the Piles.

                                    5.5.2.2 The actual inventory amount
                                    maintained by Seller pursuant to Section
                                    5.5.2.1 hereof shall be subject to the
                                    approval of Buyer, which consent shall not be unreasonably withheld so long as such inventory amount is consistent with the shipping schedule approved pursuant to
                                    Section 5.1 hereof. Seller shall immediately notify Buyer in writing if such inventory level is or may not be maintained for any reason. Seller shall not be in default of this Agreement if such inventory level is not maintained due to (a) deviations in the approved shipping schedule requested in writing by Buyer, (b) Buyer's purchase of Coke in excess of Buyer's forecasted purchase of Coke on which the approved shipping schedule was based, (c) breach by the Destination Port of its contractual obligations to unload, handle and load such Coke, (d) breach by the railroad of its contractual obligations to transport Coke from the Destination Port to the Geneva Steel Mill, or (e) an event of Force Majeure under this Agreement.

                                    5.5.2.3 For all Coke which Buyer purchases from Seller pursuant to this Agreement, such sale shall be deemed to occur at the time when Buyer pays for such Coke as provided in
                                    Section 4.2 hereof or removes such Coke from a Pile, whichever first occurs, and shall be accounted for on a first Vessel in - first Vessel out basis. Buyer agrees to notify Seller by facsimile on a daily basis in arrears of the quantity of Coke removed by Buyer from a Pile. Such notice shall contain the Pile number, identification of the Vessel(s) from which the Coke originated, and the quantity of Coke removed from such Pile. The quantity of Coke removed from a Pile shall be determined by multiplying the number of truckloads of Coke removed by Buyer by twenty-eight (28) net tons if Cline trucks are used for such removal. If Buyer uses any other type of truck to remove Coke from a Pile, the volume of Coke removed per truck load shall be mutually agreed upon by Buyer and Seller.

                           5.5.3 Pile Reconciliation. Once a month or when a Pile is fully depleted, whichever first occurs, Buyer and Seller shall reconcile (a) the quantity of Coke sold to Buyer, as reflected in Buyer's daily


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                           notices, (b) the quantity of Coke initially stored in
                           such Pile, as reflected in the average of the draft survey reports, (c) the quantity of Coke remaining in a Pile based on a physical inspection of such Pile, and (d) the quantity of Third Party Coke, as hereinafter defined, sold by Seller pursuant to
                           Section 5.5.8 hereof. Any differences between (i) the quantity of Coke initially stored in a Pile less
                           Third Party Coke and (ii) the amount of Coke remaining in a Pile based on such physical survey of such Pile, shall be deemed to be Coke sold by Seller and purchased by Buyer hereunder and Buyer shall pay the Purchase Price for such Coke, less the amounts of previous payments applicable thereto and any penalties applicable thereto pursuant to Section 8.3 hereof, in the manner provided for in Section 4 hereunder.

                           5.5.4 Handling Fee. Buyer shall be paid a handling, transportation and storage fee (the "Handling Fee") for each ton of Coke transported to the Geneva Steel Mill to cover Buyer's services in unloading, switching, handling and loading of Coke, transportation charges and charges incurred by Buyer at the Destination Port. Seller shall pay the amount of the Handling Fee within forty-five (45) days after the date of the bill of lading associated with a Vessel to which the Handling Fee applies. The Handling Fee from and after March 1, 1996 and for Coke delivered prior to February 28, 1997 shall be ________ per ton of Coke delivered by Seller to the Destination Port, as reflected on the draft survey reports. The Handling Fee for subsequent Contract Years, shall be mutually agreed upon by the parties on or before March 1 of each such Contract Year. If the parties are unable to agree upon such Handling Fee, the Handling Fee shall be the actual cost to Buyer, plus or minus _____ per net ton, of Buyer's services in unloading, switching, handling and loading of Coke, transportation charges and charges incurred by Buyer at the Destination Port based on Buyer's rail contract, contract with the Destination Port and Buyer's standard cost accounting allocations for costs incurred at the Geneva Steel Mill. There shall be no other handling charge by Buyer to Seller for removal of any Coke from a Pile at the Geneva Steel Mill except as provided in Section 5.5.8 hereof. Upon Seller's reasonable request not more than once per year, Buyer shall cause Arthur Anderson & Company to certify in writing the amount of the Handling Fee. Unless otherwise agreed in writing, any shortfall or overage between the proper Handling Fee and the billed Handling Fee shall be adjusted on the next succeeding invoice for Handling Fees between the parties hereto.


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                           5.5.5 Acceptance of Coke. All Coke is subject to
                           inspection and approval, as provided in Section 8.3 of this Agreement, after delivery to the Geneva Steel Mill and before acceptance by Buyer. The transaction between the parties to this Agreement is a consignment sale on approval. Acceptance of Coke shall occur only upon removal of such Coke from a Pile and not by lapse of time or any other manner. Acceptance of part of a Pile shall not constitute acceptance of any other part of a Pile. In the event such Coke is not accepted based on inspection and analyses as provided for in this Agreement, Buyer shall give written notice to Seller and thereafter Seller and not Buyer shall be solely responsible for the handling and disposition of such Coke at Seller's sole risk and expense. Nothing in this Section 5.5.5 shall affect Buyer's rights or remedies in the event of a breach by Seller of this Agreement.

                           5.5.6 Protective Filings. Seller shall have the right to file a financing statement pursuant to Section 9-408 of the Utah Uniform Commercial Code, Utah Code Ann. Section 70-9-408, to evidence of record that the Coke in the Piles is owned by Seller and not by Buyer.

                           5.5.7 Site License. Buyer hereby grants Seller a non-exclusive license to store Coke obtained and owned by Seller pursuant to this Agreement on that parcel of real property located at the Geneva Steel Mill and more specifically identified on Exhibit A hereto (the "Site"). Such license is granted for reasonable ingress and egress to the Site for the purposes of inspection, testing, loading and unloading of Seller's Coke. Seller shall not store at or transport to the Geneva Steel Mill any coke which is owned by any party other than Seller or which has not been ordered by Buyer. The intent of this license is to allow Coke consigned to Buyer under this Agreement to be stored at the Site and to allow Seller to make incidental sales of Third Party Coke. Buyer shall pay all real property taxes on the Site and Seller shall pay all other taxes, charges and assessments arising out of Seller's ownership of its Coke or the use of the Site for the storage of such Coke. The license granted in this Section 5.5.7 shall be coextensive with the Term of this Agreement; provided that, subject to Buyer's rights, for a period of _____ calendar days after the termination or expiration of this Agreement, Seller shall have the right to enter upon the Site for the purpose of screening and removing any Coke to which it has title. Subject to the immediately foregoing sentence, upon the expiration or termination of this Agreement, Seller's rights under this Section 5.5.7 shall cease and be of no further force or effect. Inasmuch as Buyer retains possession of the


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                           Site, it shall have the right to enter the Site at
                           all times for any purpose whatsoever, including, but not limited to, removal of Coke from the Piles as contemplated by this Agreement or the laying, repairing, removal, modification, or expansion of any utility, facility, system or improvement. Nothing contained herein shall be, or be interpreted to be, the creation of a real property interest in the Site or the transfer of a license coupled with an interest, and the license provided herein shall at all times be revocable in accordance with the provisions hereof. So long as this Agreement has not expired or been terminated, unless otherwise agreed in writing by Buyer, Seller shall not have the right to bring any third party on the Site for the purpose of handling, transporting or removing Coke. Buyer shall have the right from time to time upon written notice to Seller to change the location of the Site to another location at the Geneva Steel Mill so long as the cost of moving any Pile is borne by Buyer, at all times the Piles are located on the Site as so changed, and such alternative Site has reasonable ingress and egress and adequate area for the Coke inventory contemplated hereby. Buyer shall use commercially reasonable efforts to maintain in force any existing permits it has obtained for the Geneva Steel Works relating to the use of the Site by Seller contemplated hereby; provided, however, that Seller shall be solely responsible to obtain all permits, licenses and approvals required by any governmental entity with jurisdiction for the conduct of Seller's business at the Site or the storage of the Piles and Buyer makes no representation or warranty concerning the existence or adequacy of any of Buyer's permits for such purpose.

                  5.5.8    Third Party Sales.

                           5.5.8.1 Subject to the terms and conditions of this
                           Section 5.5.8 Seller shall have the right to sell to third parties all or any portion of the Coke which has not been purchased by Buyer (the "Third Party Coke"). Such sales of Third Party Coke from Piles at Geneva Steel Mill shall be taken in approximately equal increments and shall not exceed the greater of _____ (___%) of the quantity of Coke from all Vessels or ______ net tons in the aggregate during any twelve
                           (12) month period if Buyer is purchasing on average more than one (1) Vessel of Coke each ninety (90) days; provided, that in all events Seller shall maintain the minimum inventory levels for sale to Buyer as required by Section 5.5.2.1 hereof. If Seller desires to sell Coke to any third party it shall notify Buyer at least five (5) working days in advance of such sale. Such notice shall include the amount of Coke


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                           to be sold and the date of sale. All handling and
                           transportation of Third Party Coke shall be arranged and paid for by Seller.

                           5.5.8.2 If such sale occurs while the Third Party Coke is located at the Destination Port, Seller shall be solely responsible to arrange and pay for all unloading, switching, storage, handling, stevedoring, loading, transportation and other charges related to such Third Party Coke and Buyer shall have no obligation to take possession of, care for or transport any Third Party Coke. The quantity of Third Party Coke sold by Seller to a third party shall be determined by certified scale weights at the Destination Port. Upon removal of such Third Party Coke from storage at the Destination Port, Buyer shall be paid a fee of $_____ per net ton for each ton of Third Party Coke so removed to compensate Buyer for the freight loss and administrative costs incurred by Buyer associated with such Third Party Coke.

                           5.5.8.3 If such sale occurs while the Third Party Coke is located at the Geneva Steel Mill, upon reasonable advance notice, Buyer shall load such Third Party Coke for transport to such third parties for a charge of $_____ per net ton, said charge to be credited against the next invoice payable by Buyer to Seller hereunder; provided, however, that such loading activities shall be subject to the priority of Buyer's operating requirements and labor and equipment availability and Buyer shall not be liable in anyway for such loading activities so long as Buyer uses commercially reasonable efforts to meet Seller's loading directions. The quantity of Coke loaded for shipment shall be determined by certified scale weights at the Geneva Steel Mill.

                           5.5.8.4 Seller shall not store at or transport to the Geneva Steel Mill any coke, including any Third Party Coke, which is owned by any party other than Seller.

                           5.5.8.5 Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, demands, damages, losses, costs and expenses (including attorneys' fees) (each a "Claim") arising out of or related in any way to Third Party Coke except that the foregoing indemnity shall not apply to any Claim to the extent caused by Buyer's negligence. Buyer shall have no obligation, liability or responsibility for any degradation of Third Party Coke, and Seller expressly acknowledges that such Third Party Coke shall be loaded by Buyer as run of Pile, "as is" and "where is," without representation or warranty whatsoever.


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         10.      Quantity of Coke.  The following is added at the end of
 Section 6.1.1 of the Agreement:

                  During the period from March 1, 1996 through August 1, 1997, Buyer shall purchase from Seller at least _____ (___) Vessels (the "Additional Vessels") of Coke in addition to any Vessels that Buyer is otherwise obligated to purchase pursuant to this
                  Section 6.1.1. Notwithstanding the foregoing, Buyer shall order _____ (___) of such Additional Vessels for delivery at the Destination Port during the third Contract Year hereunder. Such Additional
                  Vessels shall be subject to the other terms and conditions of this Agreement and to the following terms and conditions:

                           6.1.1.1 Coke shall be obtained by Seller from a source and ordered at a price, f.o.b. Loading Port acceptable to Buyer. Seller shall use commercially reasonable efforts to obtain the lowest available price for such Coke. Such prices and sources shall be presented to Buyer for its review and approval as early as is practicable prior to Seller contracting for the purchase of such Coke. Neither Seller nor Buyer shall be obligated to obtain such Coke from Antai. The price, f.o.b. Loading Port for the additional Vessel to be ordered during the third Contract Year shall not exceed the then current competitive market price for coke of similar quality and quantity from China.

                           6.1.1.2 In no event shall the Purchase Price to Buyer exceed the purchase price, f.o.b. Loading Port, for other coke available to Buyers, similar in quantity and quality.

           11. Independent Contractor. The first sentence of Section 16 of the Agreement is hereby amended to add the words "on approval" after the word "Coke" on the first line thereof.

           12. Title. Section 18 of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  18. Title. Title to all Coke shall be vested in Seller until such time as such Coke is either paid for pursuant to Section
                  4.2 of this Agreement or it is removed by Buyer from a Pile hereunder, whichever first occurs. Seller warrants title to the Coke and quiet possession to Buyer of such Coke upon payment or as such Coke is removed from a Pile pursuant to
                  Section 5.5.2 hereof, whichever first occurs. Title to the Coke, as well as the risk of loss, shall transfer from Seller to Buyer when such Coke is paid for or when such Coke is removed from the Pile, whichever first occurs.


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           13. Guaranteed Specifications. Section 8.2 of the Agreement is hereby amended to change the Ash specification to be "11.75% Maximum."

           14. Ash Penalty. Section 8.3.2 of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  If the ash content exceeds 11.75%, a penalty of $____ per net ton for each one percent (1.0%) of ash in excess of 11.75% shall be applied pro rata.

           15. Notices. Section 22 of the Agreement is hereby amended to provide that notices to Seller shall be sent in the manner provided in the Agreement addressed as follows:

                          Oxbow Carbon and Minerals, Inc.
                          3478 Buskirk Avenue, Suite 346
                          Pleasant Hill, CA 94523-4342
                          Attn: Vice President of Sales and Marketing
                          Facsimile No. (510) 932-8920

                     With a copy to:

                          Oxbow Corporation
                          1601 Forum Place
                          West Palm Beach, Florida 33401
                          Attention: J. Michael Smith, Esq.
                          Facsimile No. (407) 640-8812

           16. Termination of Amendment. Buyer shall have the right to terminate the consignment arrangement provided for in this Amendment by giving written notice of such termination at least three (3) months prior to the effective date of such termination. Such notice shall specify the effective date of such termination. Upon the effective date of such termination, Buyer shall pay to Seller the Purchase Price for, and Seller shall transfer ownership of, all Coke at the Destination Port, in transit from the Destination Port to the Geneva Steel Mill, and in the Piles, and thereafter this Amendment shall be of no further force or effect as to shipments made subsequent to the effective date of such termination except that the provisions of Sections 7, 10, 13, 14, 15 and 16 of this Amendment shall survive such termination and remain binding upon the parties hereto. The intent of this Section 16 is to return the relationship between the parties hereto as of the termination


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date to the relationship provided for in the Agreement as if this Amendment had not been entered into, except as provided in the immediately foregoing sentence. Once such notice of termination is given, Buyer and Seller shall reasonably cooperate to achieve such intent. After such termination, Buyer agrees to sell to Seller Coke from the Piles, at a purchase price to be agreed upon by the parties, f.o.b. Pile, in such quantities to enable Seller to meet its pre-existing third-party contractual requirements (but excluding any provisions for renewal or extension) for the sale of Third Party Coke provided that such sale does not reduce purchased Coke inventories in the Piles at the Geneva Steel Mill below 30,000 net tons.

           17. Amber Coke; Benefit. This Amendment shall not apply to Coke shipped to Buyer on a vessel known as the "Amber" which docked at the Destination Port on or about January 20, 1996. This Amendment is for the sole benefit of the parties hereto and shall not be for the benefit or enforceable by any other person or entity.

           18. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts each of which shall constitute but one agreement. Each signed counterpart of this Amendment delivered by way of facsimile transmission shall have the same force and effect and be treated as if it is the delivery of the original signed counterpart.

           19. Ratification. Except as specifically modified herein, the parties hereby ratify and reaffirm the terms, conditions, warranties and guarantees set forth in the Agreement.


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
         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.

                                           "Seller"

                                               OXBOW CARBON AND MINERALS, INC.,
                                               a Delaware corporation

                                               By /s/ Brian L. Acton
                                                  --------------------
                                                      Brian L. Acton
                                                      President

                                            "Buyer"

                                               GENEVA STEEL COMPANY,
                                               a Utah corporation

                                               By /s/ Max E. Sorenson
                                                  ----------------------
                                                      Max E. Sorenson
                                                      Senior Vice President
                                                      Engineering and Technology


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